UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.  )

Filed by the Registrant   ☐

Filed by a Party other than the Registrant   ☒

Check the appropriate box:

☐           Preliminary Proxy Statement

☐           Confidential, for Use of the Commission Only (as permitted by Rule14a-6(e)(2))

☐           Definitive Proxy Statement

☒          Definitive Additional Materials

☐           Soliciting Material Under Rule 14a-12

DARDEN RESTAURANTS, INC.
(Name of Registrant as Specified in Its Charter)

STARBOARD VALUE AND OPPORTUNITY MASTER FUND LTD
STARBOARD VALUE AND OPPORTUNITY S LLC
STARBOARD VALUE AND OPPORTUNITY C LP
STARBOARD LEADERS DELTA LLC
STARBOARD LEADERS FUND LP
STARBOARD VALUE GP LLC
STARBOARD PRINCIPAL CO LP
STARBOARD PRINCIPAL CO GP LLC
STARBOARD VALUE A LP
STARBOARD VALUE A GP LLC
STARBOARD VALUE R LP
STARBOARD VALUE R GP LLC
JEFFREY C. SMITH
MARK R. MITCHELL
PETER A. FELD
BRADLEY D. BLUM
CHARLES M. SONSTEBY
ROBERT MOCK
CRAIG S. MILLER
BETSY S. ATKINS
MARGARET SHÂN ATKINS
JEAN M. BIRCH
JAMES P. FOGARTY
CYNTHIA T. JAMISON
WILLIAM H. LENEHAN
LIONEL L. NOWELL, III
ALAN N. STILLMAN

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒         No fee required.

☐           Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)           Title of each class of securities to which transaction applies:

(2)           Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)           Proposed maximum aggregate value of transaction:

(5)           Total fee paid:

☐           Fee paid previously with preliminary materials:

☐           Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)           Amount previously paid:

(2)           Form, Schedule or Registration Statement No.:

(3)           Filing Party:

(4)           Date Filed:

Starboard Value LP, together with the other participants named herein, has made a definitive filing with the Securities and Exchange Commission of a proxy statement and accompanying WHITE proxy card to be used to solicit votes for the election of a slate of director nominees at the 2014 annual meeting of shareholders of Darden Restaurants, Inc., a Florida corporation.

On September 24, 2014, Starboard Value LP mailed the following materials to shareholders of the Company:

AN IMPORTANT MESSAGE FROM STARBOARD’S DIRECTOR NOMINEES

September 19, 2014

Dear Fellow Darden Shareholders:

We are the nominees on Starboard’s WHITE proxy card for election to the Board of Directors of Darden Restaurants, Inc. at the upcoming 2014 Annual Meeting.  We would like to tell you why we are so excited to participate in Darden’s future, and to share with you our collective thoughts on the significant opportunities that lie ahead.  We hope that by the time you have finished reading this letter, you will recognize our deep-rooted passion and desire to bring back the inspiration, culture, and core values that Bill Darden and Joe Lee instilled at Darden many years ago.  It would be our honor and privilege to represent your best interests on the Darden Board.  We stand ready, willing, and able to work with Darden’s dedicated employees to create substantial value for the benefit of all shareholders.

Our collective backgrounds, skill sets, and leadership experiences have prepared us well for the important opportunity at Darden.  Among us are restaurant industry veterans who have achieved extraordinary results, having been founders, CEOs, CFOs, executives, and board members of Darden, Olive Garden, Brinker, T.G.I. Friday’s, IHOP, Smith & Wollensky, Burger King, Romano’s Macaroni Grill, Taco Bell, Pizza Hut, Cosi, Corner Bakery, Quality Meats, Maloney & Porcelli, and Tim Horton’s.  Additionally, we have valuable experience in real estate, turnarounds, and corporate governance.  We have collectively spent most of our professional careers developing brand and growth strategies, greatly improving restaurant operations, and executing turnarounds.  We have complementary skill sets and perspectives directly relevant to Darden’s business and current challenges.  We have proven track records of success.  Of critical importance to Darden, we have extensive experience successfully recruiting transformational CEOs and initiating shareholder-friendly compensation programs.

We fully appreciate the approximately 150,000 restaurant and field-level employees who serve approximately one million meals per day to customers across Darden’s brands. We are all extremely excited at the prospect of helping a company that already has all the ingredients to regain the strength and prominence it once enjoyed, and to help you, the true owners of the company, regain your pride in owning a great company.

We believe Darden has incredibly strong brands.  We love the iconic Olive Garden, but feel its recent performance has not lived up to the high standards guests have come to expect, and should expect.  Fortunately, there is a strong base of passionate employees and passionate customers that contribute to Olive Garden’s high average annual sales per restaurant of approximately $4.4 million.  As we, and management, embark on the journey to reenergize this loyal base, we are sure that the improvements will “nourish and delight” more and more guests, as well as satisfy you, the company’s shareholders.  In addition to Olive Garden, Darden owns LongHorn, which is already a leading national brand and has the potential to truly live up to its vision as “America’s Favorite Steakhouse”, and the Specialty Restaurant Group, which has five emerging and popular high growth brands, each with loyal followings and significant potential.  Darden also has highly valuable real estate assets – an order of magnitude more than any other company in the casual dining industry – which could be separated for the benefit of all shareholders.  These fantastic brands and assets, along with meaningful opportunities such as margin improvements and the exploration of a franchising program, give us confidence that Darden has a bright future ahead of it, and that shareholders can see substantial value creation.  However, this can only be accomplished with the right leadership.

WE ARE COMMITTED TO PROVIDING STRONG, INDEPENDENT, AND OBJECTIVE OVERSIGHT

Collectively, we have served on over 70 public company boards.  We understand our fiduciary duties to shareholders.  As independent-minded business leaders, we intend to add tremendous value to the discussions and debates in the boardroom.  We have strong reputations and have achieved outstanding results in our chosen fields.  We would not have put our reputations on the line to simply rubber-stamp anyone’s ideas or plans.  We are absolutely confident that the best ideas will win in the boardroom and within management.  We all understand that a board’s role is not to operate the company, but to hire a fantastic CEO and put in place the proper incentive and governance structures to ensure that management’s interests and objectives are properly aligned with the best interests of shareholders.  Each of us is unequivocally committed to providing strong, independent oversight at Darden.  Our collective board experiences have taught us a fundamental understanding of boardroom dynamics, and the critical importance of striking the right balance between collegiality and constructive debate to ensure diverse and disparate views are heard and encouraged.

Shareholders have a critical opportunity at the upcoming 2014 Annual Meeting to elect the best possible Board to lead the transformation of Darden.  We will work tirelessly for the company and for you.

Moreover, in order to successfully transform Darden, the first step needs to be the hiring of a world-class CEO to significantly improve the culture and operations of the company.  From the first day of our Board service, we would focus on recruiting the best CEO possible.  We say “recruiting” because the ability of a board to hire a fantastic and transformational CEO is an acquired skill that requires not only choosing the right person, but recruiting that person and thoughtfully discussing the opportunity and responsibility he or she would have as the leader of the company.  Collectively, we have recruited an external CEO over 30 times in our careers as board members of public companies.  For Darden, we will consider both internal and external candidates, with the only goal being to recruit the best CEO for the job, and we believe that our extensive experience and perspectives in this area will be critical for recruiting and hiring the best person.

WE ARE LOYAL ONLY TO SERVING THE BEST INTERESTS OF ALL SHAREHOLDERS

Contrary to recent suggestions by Darden in the heat and noise of a contest, none of us has taken any so-called “Loyalty Oath” to Starboard.  Independence, integrity, and our reputations are critical for all of us.  We certainly have not pledged to implement a pre-set agenda as board members, nor has Starboard ever asked us to do so.  The board does not represent management or any single shareholder, but all shareholders.  As fiduciaries, our only “loyalty” would be towards serving the best interests of all shareholders of the company.  We, and Starboard, fully understand and expect that each of us will independently determine what we think is best for the company and its shareholders.  Nothing less is acceptable.

We have been working together for many months, along with our advisors, to develop a comprehensive turnaround plan for Darden.  The transformation plan is a result of a collective team effort and does not represent any one person’s agenda for Darden.  Each of us has already put a tremendous amount of work into helping to develop a plan that we believe will transform Darden for the benefit of Darden’s shareholders, guests, and employees.  For Darden to suggest that we would implement this plan before verifying any of its elements is simply absurd.  As we very clearly laid out in our presentation, “If elected, [we] will immediately begin working with Darden’s management and advisors to verify the opportunities discussed in [the] presentation.”  As with all 70 of the public company boards on which we’ve served, only after we are certain that changes can be implemented effectively and are in the best interest of all shareholders would we implement those changes.

DARDEN HAS LOST ITS WAY

“You just have to have good people if you are going have a good operation, without them you are lost.”

– Bill Darden

Darden has a rich history centered around experienced and passionate restaurant operators that led through their spirit and desire for success. Beginning with Bill Darden and then Joe Lee, Darden’s restaurants operated with pride and flawless execution, exuding best-in-class operating performance.  We are fully committed to restoring Darden’s culture of success while fairly and objectively representing the best interests of all shareholders.

The boardroom needs to set the tone at the top to re-establish Darden’s core values.  We must change Darden’s management approach away from its current corporate-centric philosophy, to a vastly improved restaurant-centric philosophy.  We recognize that Darden’s employee base is its greatest strength – we plan on improving the focus and culture of the organization to empower the people and drive success.

For example, Bill Darden and Joe Lee inspired a sense of ownership from the General Managers to the dishwashers and made sure Darden’s hundreds of thousands of employees were excited to create an unmatched guest experience.  Creating a sense of ownership is imperative to generating outstanding performance from customer-facing restaurant General Managers.  A much greater emphasis needs to be placed on empowering and respecting the General Managers before Olive Garden can be truly transformed.  Darden must properly incentivize its General Managers so they can focus on what’s truly important – providing great food and service so that our valued guests visit us more often.  By placing paramount importance on the General Manager position, and providing effective training led by true restaurant operators, Darden succeeded in the past and can succeed once again.

EACH OF US BRINGS UNIQUE AND COMPLEMENTARY SKILL SETS THAT WE BELIEVE WILL PROVE INVALUABLE TO DARDEN AS IT EMBARKS ON ITS LONG OVERDUE TRANSFORMATION

Although each of us bring different skill sets and expertise to the table, we share a common goal for Darden – to ensure that your Board represents the best interests of all Darden shareholders by creating substantial shareholder value, maintaining and strengthening the investment-grade rating and dividend, and bringing back a restaurant- and operations-centric culture built around great people.

We have all had successful careers, have delivered outstanding results, and have strong reputations in our chosen fields, and all of us have served on public company boards.  As you can see below, we believe that each of us brings a unique perspective and set of skills that is directly relevant to the task at hand.

Betsy Atkins (no relation to Shân Atkins) has served on 24 public company boards and has been a CEO four times, dramatically scaling, building, and repositioning businesses.  In addition to her extensive experience recruiting CEOs and putting into place best-in-class corporate governance structures, she has substantial expertise in digital marketing, social media, mobile enablement, and loyalty programs, areas where Darden is clearly in need of help.

Shân Atkins (no relation to Betsy Atkins), a CPA by background, has had a rich career in the retail and consumer space, and has been recognized as an expert on executive compensation and corporate governance, two areas where Darden is in need of significant improvements.  In her most recent role as a director of Tim Horton’s, the company has substantially outperformed peers, and last month announced a transformational $13 billion merger with Burger King.

Jean Birch has a tremendous amount of restaurant industry experience, having previously served as President of IHOP Restaurants, Romano’s Macaroni Grill, and Corner Bakery Café.  Additionally, she held senior positions at Taco Bell and Pizza Hut.  Her expertise in restaurant operations, branding, and marketing, along with her extensive experience running franchised restaurant systems, can be invaluable to Darden as it looks to reinvigorate its core brands and considers creating value through an expanded franchising program.

Brad Blum, the longest tenured President in Olive Garden’s recent history, led Olive Garden through its very successful turnaround in the 1990s and early 2000s, and served as the Vice Chairman of Darden’s board, eventually leaving to become CEO of Burger King in order to turn around their business.  After a successful career as a senior executive inside General Mills’ cereal division, where he was responsible for developing Cinnamon Toast Crunch and Total Raisin Bran, among others, Brad was asked to transform Olive Garden, which at the time was facing even more severe declines than today.  The restaurant-, guest-, and employee-focused model he instilled led to a record 57 consecutive quarters of positive same-store-sales growth.1

Jim Fogarty, a former Managing Director of Alvarez & Marsal for 15 years specializing in turnarounds, is a seasoned executive who has served as an executive officer of numerous public consumer and retail companies, including as CEO of American Italian Pasta Company and Charming Shoppes, and has been the CFO of Levi Strauss.  His expertise in supply chains and turnarounds is directly relevant to Darden’s current operations.  Over his career, Jim has taken out billions of dollars of costs while protecting the front ends of businesses, enabling profitable growth.

Cindie Jamison is a seasoned executive, having served as CFO and COO of several public companies, and currently serves as Chairman of Tractor Supply Co., which has outperformed the S&P by over 1,200% since she joined the Board in 2002.  Her expertise as CFO in numerous turnaround situations is incredibly relevant to Darden’s current operations, and she is a recognized expert on audit committee and executive compensation best practices.

Bill Lenehan is a real estate expert who is the former CEO of MI Developments (now Granite REIT), a publicly traded single-tenant REIT, where Bill put into place a strategic plan that has led to total shareholder return of approximately 150%.2  Bill currently serves as a director of several publicly traded REITs.

Lionel Nowell is a financial expert who previously served as Treasurer of PepsiCo, CFO of The Pepsi Bottling Group, CFO of Pillsbury North America, and as a senior executive at Pizza Hut.  He currently serves as a Director and member of the Audit Committee of American Electric Power (Chair), Reynolds American Inc., and Bank of America Corporation, three public companies with a combined market capitalization of more than $200 billion.  He was recognized by the National Association of Corporate Directors as one of the most influential people in the boardroom and corporate governance.

Chuck Sonsteby served as CFO of Brinker International from 2001 to 2010 and helped to develop Brinker’s historic casual dining turnaround plan, including operational improvements expanding margins by more than 300 basis points, divesting non-core brands, implementing a substantial domestic and international franchising program, and divesting company-owned real estate – all areas where we believe Darden has significant opportunities.  He has been named one of “America’s Best CFOs” by Institutional Investor magazine.

Alan Stillman is a legendary restaurant visionary, founder, and CEO who created the T.G.I. Friday’s and Smith & Wollensky concepts, and served as the Chairman and CEO of the publicly traded Smith & Wollensky Restaurant Group.  He is also the founder and Chairman of Fourth Wall Restaurant Group, which owns Maloney & Porcelli, Quality Meats, Quality Italian, and the flagship Smith & Wollensky restaurant.

In addition, as outlined more than a month ago in Starboard’s proxy statement, if we are all elected, we plan to add back up to two of the incumbent directors, while reducing Board compensation so that there is no added expense from a slightly larger board.  It is critical that any incumbents added back to the Board be those most qualified, who can provide the most valuable contributions and provide the right kind of continuity, rather than incumbents whose track records are most questionable or whose skill sets are of little relevance to Darden’s current challenges.

____________________
1By putting a strong foundation in place, Olive Garden achieved 29 consecutive quarters of same-store-sales growth during Mr. Blum’s tenure as President of Olive Garden and Vice Chairman of Darden. This strength continued for several years after he left, maintained by the passion and operating discipline of the next level of leaders who had worked under Brad and the approximately 500 restaurant GMs in whom Brad instilled an ownership mentality.  This foundation led to 57 consecutive quarters of same-store-sales growth for Olive Garden.
2Total Return measured from December 20, 2010, one day prior to the announcement of the company’s corporate restructuring that Bill led.

WE WILL WORK TIRELESSLY FOR ALL SHAREHOLDERS

We strongly believe that by electing us to the Darden Board, you will be taking the first step towards a healthier company with a safer dividend, a more conservative financial profile, improved operating results, a reinvigorated employee base, more satisfied customers, and a significantly higher stock price.

WE BELIEVE DARDEN HAS AN INCREDIBLY BRIGHT FUTURE

Thank you for taking the time to listen to our thoughts and learn about our deep passion and commitment.  Our backgrounds have prepared us well.  We are uniquely qualified to oversee a successful turnaround and transformation of Darden.

We are excited by the opportunity at Darden and are committed to working as hard as possible to represent the best interests of all Darden shareholders.

Please vote the enclosed WHITE proxy card to allow us the opportunity to restore Darden to the prominence it deserves.

Respectfully,

Betsy S. Atkins	Margaret Shân Atkins	Jean M. Birch

Bradley D. Blum	Peter A. Feld	James P. Fogarty

Cynthia T. Jamison	William H. Lenehan	Lionel L. Nowell, III

Jeffrey C. Smith	Alan N. Stillman	Charles M. Sonsteby

STARBOARD EXPLAINS WHY ELECTING ITS SLATE OF SUPREMELY QUALIFIED NOMINEES IS THE BEST ALTERNATIVE FOR DARDEN SHAREHOLDERS

Election of Starboard’s Highly Qualified Slate of World-Class Nominees Represents “the Best of All Worlds” for Darden Shareholders – the BEST Director Candidates with the BEST Plan for Unlocking Substantial Shareholder Value that Provides the BEST Continuity by Seeking to Retain Only the Most Qualified Incumbent Directors

Darden’s Hastily-Constructed, Massively Flawed Slate of Suboptimal Candidates Is Ill-Equipped to Oversee CEO Search Process and Turnaround Efforts

Believes Transformation Plan Can Unlock $19-$38 per Share in Value, before Taking into Account Significant Additional Value that Can Be Unlocked through an Olive Garden Turnaround and Franchising Initiatives

Only Way to Ensure Transformation Plan Is Enacted Is By Electing Starboard’s World-Class Slate of Director Candidates, Who Bring Decades of Restaurant Experience, a Proven Ability to Execute, Financial Acumen, and a Commitment to Respect the Interests of All Shareholders

Urges Shareholders to Vote the WHITE Proxy Card Today to Elect the Best and Most Qualified Slate of Nominees Who are Fully Committed to Restoring Darden’s Core Values for the Benefit of All Stakeholders

NEW YORK, NY – September 16, 2014 – Starboard Value LP (together with its affiliates, “Starboard“), one of the largest shareholders of Darden Restaurants, Inc. (“Darden” or the “Company”)(NYSE:DRI), with beneficial ownership of approximately 8.8% of the outstanding common stock of the Company, today issued a statement urging shareholders to vote for its supremely qualified slate of director nominees at the 2014 annual meeting of shareholders (the “Annual Meeting”) and highlighting the significant value creation opportunities from its presentation entitled “Transforming Darden Restaurants” (available at http://tinyurl.com/TransformingDarden)(the “Transformation Plan”).

Jeffrey C. Smith, Chief Executive Officer of Starboard Value LP, stated, “We are gratified by the overwhelmingly positive response to our plan from shareholders.  We believe our Transformation Plan would create substantial value for shareholders of Darden.  With strategic separations of Darden’s businesses and assets, along with more than $300 million in identified EBITDA improvement initiatives, we believe that Darden could be worth as much as $85 per share, even before taking into account our Olive Garden turnaround plan and franchising initiatives.  Turning around Olive Garden is critical – with our turnaround plan, we believe Darden’s stock could exceed $100 per share – but it will require great leaders and a relentless focus on the guest experience.  While Darden and some media outlets have clearly enjoyed the sound bites related to our comprehensive plan, the truth is that turning around Olive Garden is about details and being ‘brilliant with the basics’.  With new leadership that has a passion for the restaurant business, we can bring back the people-centric and operationally-focused culture that made Darden great.”

Mr. Smith continued, “Starboard’s highly qualified slate of world-class nominees represents the best of all worlds for Darden shareholders – the best director candidates with the best plan for unlocking substantial shareholder value that provides the best continuity by seeking to retain up to two of the most qualified incumbent directors.  As we stated in our proxy materials more than a month ago, well before Darden developed its hasty and reactionary plan to alter its slate of nominees, we plan to add back up to two current Board members at no additional cost to shareholders if our slate is elected at the 2014 Annual Meeting.  Critically, the incumbents who we would seek to add back to the Board would be those who we believe are the most qualified, who understand the need to represent the interests of all shareholders faithfully and objectively, and who are not necessarily among those currently nominated for reelection.  We are concerned that Darden’s proposed slate, which includes some of the incumbent directors most responsible for the substantial value destruction that has occurred at Darden, as well as four last-minute additions who have limited relevant experience and highly concerning track records, would not provide the right continuity, and would threaten to exacerbate the problems at Darden.  It is worth highlighting that it appears none of Darden’s nominees has ever recruited an external CEO as a board member of a public company, while our nominees have collectively served on public company boards that have recruited more than 30 external CEOs.  Of course, this does not necessarily mean the new board will choose an external CEO – our nominees, if elected, will consider both external and internal candidates to choose the best possible leader for the Company.”

Mr. Smith concluded, “Our director nominees have been working together for several months, and, along with one of the world’s leading operationally-focused consulting firms and a group of highly-experienced advisors, have developed a comprehensive turnaround plan that we believe, if implemented, will transform Darden for the benefit of Darden’s shareholders, guests, and employees.  We are excited by the opportunity at Darden and look forward to continuing our work from inside the boardroom representing the best interests of all shareholders.”

Starboard’s Transformation Plan can be found at http://tinyurl.com/TransformingDarden.

To view the bios of our highly qualified nominees, please visit: http://shareholdersfordarden.com/proposed-nominees/

Vote for Starboard’s 12 highly qualified, independent nominees on the WHITE proxy card today.

If you have any questions or require any assistance with your vote, please contact Okapi Partners LLC at the numbers listed below.

Starboard’s definitive proxy materials can be found on the SEC’s website at http://www.sec.gov and Starboard’s publicly filed investor materials can be accessed at www.shareholdersfordarden.com.

About Starboard Value LP
Starboard Value LP is a New York-based investment adviser with a focused and differentiated fundamental approach to investing in publicly traded U.S. small cap companies. Starboard invests in deeply undervalued small cap companies and actively engages with management teams and boards of directors to identify and execute on opportunities to unlock value for the benefit of all shareholders.

Investor contacts:
Peter Feld, (212) 201-4878
Gavin Molinelli, (212) 201-4828
www.starboardvalue.com

Okapi Partners
Bruce H. Goldfarb/Patrick McHugh
(212) 297-0720
(877) 285-5990 (Toll-Free)

DARDEN RESTAURANTS, INC.

2014 ANNUAL MEETING OF SHAREHOLDERS

THIS PROXY IS SOLICITED ON BEHALF OF STARBOARD VALUE AND OPPORTUNITY MASTER FUND LTD

THE BOARD OF DIRECTORS OF DARDEN RESTAURANTS, INC.
IS NOT SOLICITING THIS PROXY

P          R          O          X          Y

The undersigned appoints Jeffrey C. Smith and Peter A. Feld, and each of them, attorneys and agents with full power of substitution to vote all shares of common stock of Darden Restaurants, Inc. (the “Company”) which the undersigned would be entitled to vote if personally present at the 2014 Annual Meeting of Shareholders of the Company scheduled to be held at the JW Marriott Orlando Grande Lakes, 4040 Central Florida Parkway, Orlando, Florida 32837, on Friday, October 10, 2014, at 9:00 a.m., Eastern Daylight Time (including any adjournments or postponements thereof and any meeting which may be called in lieu thereof, the “Annual Meeting”).

The undersigned hereby revokes any other proxy or proxies heretofore given to vote or act with respect to the shares of common stock of the Company held by the undersigned, and hereby ratifies and confirms all action the herein named attorneys and proxies, their substitutes, or any of them may lawfully take by virtue hereof.  If properly executed, this Proxy will be voted as directed on the reverse and in the discretion of the herein named attorneys and proxies or their substitutes with respect to any other matters as may properly come before the Annual Meeting that are unknown to Starboard Value and Opportunity Master Fund Ltd (“Starboard”) a reasonable time before this solicitation.

IF NO DIRECTION IS INDICATED WITH RESPECT TO THE PROPOSALS ON THE REVERSE, THIS PROXY WILL BE VOTED “FOR” PROPOSAL 1, “AGAINST” PROPOSAL 2, “FOR” PROPOSAL 3, “FOR” PROPOSAL 4, “FOR” PROPOSAL 5, AND “FOR” PROPOSAL 6.

This Proxy will be valid until the completion of the Annual Meeting.  This Proxy will only be valid in connection with Starboard’s solicitation of proxies for the Annual Meeting.

IMPORTANT:  PLEASE SIGN, DATE AND MAIL THIS PROXY CARD PROMPTLY!

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

[X] Please mark vote as in this example

STARBOARD STRONGLY RECOMMENDS THAT SHAREHOLDERS VOTE IN FAVOR OF THE NOMINEES LISTED BELOW IN PROPOSAL 1 AND IN FAVOR OF PROPOSALS 4, 5 AND 6.  STARBOARD MAKES NO RECOMMENADTION WITH RESPECT TO PROPOSALS 2 AND 3.

1.
Starboard’s proposal to elect Betsy S. Atkins, Margaret Shân Atkins, Jean M. Birch, Bradley D. Blum, Peter A. Feld, James P. Fogarty, Cynthia T. Jamison, William H. Lenehan, Lionel L. Nowell, III, Jeffrey C. Smith, Charles M. Sonsteby, and Alan N. Stillman as directors.

	FOR ALL NOMINEES	WITHHOLD AUTHORITY TO VOTE FOR ALL NOMINEES	FOR ALL EXCEPT NOMINEE(S) WRITTEN BELOW
Nominees:
Betsy S. Atkins
Margaret Shân Atkins
Jean M. Birch
Bradley D. Blum
Peter A. Feld
James P. Fogarty
Cynthia T. Jamison
William H. Lenehan
Lionel L. Nowell, III
Jeffrey C. Smith
Charles M. Sonsteby
Alan N. Stillman

	[ ]	[ ]	[ ] ________________ ________________ ________________

STARBOARD INTENDS TO USE THIS PROXY TO VOTE “FOR ALL NOMINEES”, WHICH INCLUDES MS. BETSY ATKINS, MS. SHÂN ATKINS, MISSES BIRCH AND JAMISON, AND MESSRS. BLUM, FELD, FOGARTY, LENEHAN, NOWELL, SMITH, SONSTEBY AND STILLMAN.

THERE IS NO ASSURANCE THAT ANY OF THE CANDIDATES WHO HAVE BEEN NOMINATED BY THE COMPANY WILL SERVE AS DIRECTORS IF OUR NOMINEES ARE ELECTED.

NOTE: IF YOU DO NOT WISH FOR YOUR SHARES TO BE VOTED “FOR” A PARTICULAR NOMINEE, MARK THE “FOR ALL EXCEPT NOMINEE(S) WRITTEN BELOW” BOX AND WRITE THE NAME(S) OF THE NOMINEE(S) YOU DO NOT SUPPORT ON THE LINE BELOW.  YOUR SHARES WILL BE VOTED “FOR” THE REMAINING NOMINEE(S).

2.	Company’s proposal to obtain advisory approval of the Company's executive compensation.

☐ FOR	☐ AGAINST	☐ ABSTAIN

3.	Company’s proposal to ratify the appointment of KPMG LLP as the independent registered public accounting firm of the Company for the fiscal year ending May 31, 2015.

☐ FOR	☐ AGAINST	☐ ABSTAIN

4.	Company’s proposal to approve an amendment to the Company’s Bylaws to provide for proxy access.

☐ FOR	☐ AGAINST	☐ ABSTAIN

5.	Shareholder’s proposal to approve a resolution regarding political contributions, if properly presented at the Annual Meeting.

☐ FOR	☐ AGAINST	☐ ABSTAIN

6.	Shareholder’s proposal to approve a resolution regarding lobbying disclosures, if properly presented at the Annual Meeting.

☐ FOR	☐ AGAINST	☐ ABSTAIN

DATED:  ____________________________

____________________________________
(Signature)

____________________________________
(Signature, if held jointly)

____________________________________
(Title)

WHEN SHARES ARE HELD JOINTLY, JOINT OWNERS SHOULD EACH SIGN.  EXECUTORS, ADMINISTRATORS, TRUSTEES, ETC., SHOULD INDICATE THE CAPACITY IN WHICH SIGNING.  PLEASE SIGN EXACTLY AS NAME APPEARS ON THIS PROXY.